Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, 2016 Stock Incentive Plan, and 2016 Employee Stock Purchase Plan of Syros Pharmaceuticals, Inc. of our report dated April 18, 2016, except for Note 16(B), as to which the date is June 20, 2016, with respect to the consolidated financial statements of Syros Pharmaceuticals, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-211818) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 30, 2016